ROSPECTUS SUPPLEMENT                        FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated October 31, 2000)                REGISTRATION NO. 333-43142

                                   [LOGO](sm)

                        1,000,000,000 Depositary Receipts
                            Wireless HOLDRS(sm) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 31, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS(sm) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                             Share         Primary
                         Name of Company(1)                   Ticker        Amounts    Trading Market
           -------------------------------------------        ------        -------    --------------
           AT&T Corp.--AT&T Wireless Services                    AWE           40             NYSE
           Aether Systems, Inc.                                 AETH           1          Nasdaq NMS
           Crown Castle International Corp.(2)                  CC1            4             NYSE
           Deutsche Telekom AG(1)                                DT         18.4841          NYSE
           LM Ericsson Telephone Company                       ERICY          74          Nasdaq NMS
           Motorola, Inc.                                       MOT           41             NYSE
           Netro Corporation                                    NTRO           1          Nasdaq NMS
           Nextel Communications, Inc.                          NXTL          16          Nasdaq NMS
           Nextel Partners, Inc.                                NXTP           4          Nasdaq NMS
           Nokia Corp.                                          NOK           23             NYSE
           Qualcomm Incorporated                                QCOM          13          Nasdaq NMS
           Research In Motion Limited                           RIMM           2          Nasdaq NMS
           RIF Micro Devices, Inc.                              RFMD           4          Nasdaq NMS
           SK Telecom Co., Ltd.                                 SKM           17             NYSE
           Sprint Corporation-PCS Group                         PCS           21             NYSE
           Telesp Cellular Holding Company                      TCP            3             NYSE
           United States Cellular Corporation                   USM            1             AMEX
           Verizon Communications                                VZ           17             NYSE
           Vodafone Group p.l.c.                                VOD           21             NYSE
           Western Wireless Corporation                         WWCA           2          Nasdaq NMS

           ---------------
           (1) On May 31, 2001, the merger between VoiceStream Wireless Corporation and Deutsche Telekom AG was completed. As a result of the merger, each share of VoiceStream Wireless was exchanged for
               3.6693 Deutsche Telekom shares. The share amount of Deutsche Telekom represented by a round-lot of 100 Wireless HOLDRS is now
               18.4841. For more information, please see the description of Deutsche Telekom in Annex A of this prospectus supplement.

           (2) On April 25,2001, Crown Castle International Corp. began trading on the New York Stock Exchange under the signed symbol "CCI". Crown Castle was previously quoted on Nasdaq NMS under the symbol "CCI".

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2001.